UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended: December 31, 2017

DATCHAT, INC.

(Exact name of issuer as specified in its charter)

Nevada	47-2502264
State or other jurisdiction of incorporation or organization	(I.R.S. Employer Identification No.)

65 Church Street

2nd Floor

New Brunswick, NJ 08901

(Address of principal executive offices)

(732) 354-4766

(Issuer’s telephone number)

Common Stock
(Title of each class of securities issued pursuant to Regulation A)

Incorp Services, Inc.

3773 Howard Hughes Parkway

Suite 500S

Las Vegas, NV 89169

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

with a copy to:

Richard A. Friedman, Esq.

Sheppard Mullin Richter & Hampton LLP

30 Rockefeller Plaza

New York, NY 10012

(212) 653-8700

DATCHAT, INC.

PART II

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

This Annual Report on Form 1-K (this “Report” or “Annual Report”) contains forward-looking statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. Such forward-looking statements include statements regarding, among others, (a) our expectations about possible business combinations, (b) our growth strategies, (c) our future financing plans, and (d) our anticipated needs for working capital. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “approximate,” “estimate,” “believe,” “intend,” “plan,” “budget,” “could,” “forecast,” “might,” “predict,” “shall” or “project,” or the negative of these words or other variations on these words or comparable terminology. This information may involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by any forward-looking statements. These statements may be found in this Annual Report.

Forward-looking statements are based on our current expectations and assumptions regarding our business, potential target businesses, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements as a result of various factors, including, without limitation, changes in local, regional, national or global political, economic, business, competitive, market (supply and demand) and regulatory conditions and the following:

●	Our ability to effectively execute our business plan
●	Our ability to manage our expansion, growth and operating expenses;
●	Our ability to evaluate and measure our business, prospects and performance metrics;
●	Our ability to compete and succeed in a highly competitive and evolving industry;
●	Our ability to respond and adapt to changes in technology and customer behavior; and
●	Our ability to protect our intellectual property and to develop, maintain and enhance a strong brand.

We caution you therefore that you should not rely on any of these forward-looking statements as statements of historical fact or as guarantees or assurances of future performance. All forward-looking statements speak only as of the date of this Annual Report. We undertake no obligation to update any forward-looking statements or other information contained herein.

Information regarding market and industry statistics contained in this Annual Report is included based on information available to us that we believe is accurate. It is generally based on academic and other publications that are not produced for purposes of securities offerings or economic analysis. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and the additional uncertainties accompanying any estimates of future market size, revenue and market acceptance of products and services. Except as required by U.S. federal securities laws, we have no obligation to update forward-looking information to reflect actual results or changes in assumptions or other factors that could affect those statements.

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Item 1.  Business

DESCRIPTION OF BUSINESS

Corporate Background

DatChat, Inc. was initially incorporated in Nevada under the name YssUp, Inc. On March 4, 2015, an amendment to our articles of incorporation was filed with the Nevada Secretary of State changing YssUp, Inc.’s name to “DatChat, Inc.” On September 22, 2016, amended and restated articles of incorporation were filed with the Nevada Secretary of State in order to, among other things, authorize the Company to issue preferred stock.

General Overview

The Company created its flagship application, DatChat Messenger, to address the consumer need for a mobile messaging application offering a familiar and traditional messaging experience, combined with increased levels of privacy and control over messages, even after they are sent.

Observing that mobile messaging users are drawn to several different messaging platforms by specific capabilities, DatChat set out to create the DatChat Messenger & Personal Privacy Platform to consolidate popular messaging features, offer new and unique features, and deliver increased levels of privacy and security. As public concerns over privacy in an ever-expanding digital society grow, DatChat Messenger offers comfort to its users with extensive control over their messages, even after they are sent. DatChat Messenger allows users to not only control how long or how many times a message may be viewed by the recipient, but also allows the sender to erase the message, or entire conversation, after it is sent. DatChat’s goal is to make DatChat Messenger a leader in the mobile and secure messaging market based upon its proprietary technology and enhanced privacy and security features. Planned features include video messages, video chat, attachments, group chats and additional features to enhance the messaging experience.

DatChat Messenger

DatChat Messenger, with advanced privacy controls for users engaged in both individual and group messaging, provides users with enhanced control over their messages before and after they are sent. Users can select how long or how many times a message may be viewed by a recipient. After a message is sent, the sender may also adjust the extent to which the recipients may view the message. Additionally, senders may, at any time, delete individual messages or entire conversation from the recipient’s device.

Key Features

●	Extensive User Ability to Limit Message Availability to Recipients: Users can control the amount of views or time a message they send is available to the recipient or recipients in a group message.

●	User Control Over Sent Messages: Users may unilaterally delete messages off a recipient’s device. Users may also, at any time unilaterally delete or “Nuke” entire conversations off a recipient’s device.

●	Anti-Screenshot Protection: DatChat Messenger utilizes patent pending technology to give users who send messages the option to limit the recipient’s ability to screenshot and save the contents of the message. If a recipient is able to take a screenshot, the sender is notified.

The Market

In a worldwide forecast for mobile phone messaging dated July, 2017, eMarketer estimated that mobile phone messaging applications were going to be used by more than 1.82 billion consumers in 2017, up 15.5% on the previous year. eMarketer forecasted that, worldwide, 2.01 billion of smartphone users were going to use an over-the-top (OTT) mobile messaging application at least once a month in 2018. eMarketer defined mobile phone messaging apps as services that provide private one-to-one or one-to-many communication between registered users, where messages and calls are then transmitted via data connections and the mobile web. Mobile phone messaging application users are individuals who make use of such services on at least a monthly basis. The growth in popularity of messaging applications is projected to continue, and eMarketer predicts that by 2021, the number of chat application users worldwide will reach 2.48 billion smartphone users.

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Absent the DatChat Messenger and personal privacy platform, users of mobile messaging applications must decide between sending either a regular or self-destructing (ephemeral) message. Other ephemeral applications such as Snapchat send one message at a time and don’t provide a conversational experience. Traditional messengers such as WhatsApp, Facebook Messenger and iMessage provide the message sender no way to control or destruct messages after they are sent. DatChat seeks to appeal to the market of users who want the control of an ephemeral application, with the practicality of a traditional regular messaging application.

Intellectual Property

Patents

On June 6, 2016, a utility patent application was filed with the USPTO, serial number is 15/174,204.

On June 4, 2015, a non-provisional patent application was filed, serial number is 62/170,90.

Trademark and Trade Name

We filed a trademark application for “DatChat” on March 7, 2018 with the U.S. Patent and Trademark Office. We operate under the domains datchat.com, datchat.net, and datchats.com.

Competition

The current market for mobile messenger applications is highly competitive and we expect that it will remain competitive. There are currently several large companies who provide mobile messenger applications and we expect several more competitors to enter into this market in the next few years. Well established competitors include Snapchat, WhatsApp, Facebook Messenger, and Apple iMessage.

Software and Development

Our ability to compete depends in large part on our continuous commitment to research and development, our ability to rapidly introduce new features and functionality, and our ability to improve proven applications for established markets in which we have competitive advantages. We intend to work closely with our customers to continuously enhance the performance, functionality, usability, reliability and flexibility of DatChat Messenger.

Our software and development team is responsible for the design enhancements, development, testing and certification of our applications. In addition, we may, in the future, utilize third parties for our automated testing, managed upgrades, software development and other technology services. Our software and development expenses were approximately $211,000 in fiscal year 2016 and approximately $96,510 for fiscal year 2017. Also under development are video messages and video messages containing hidden messages embedded in the video stream. The video messaging currently under development will allow for the user to change the number of views allowed or destruct the message after being sent, in addition to setting the message to auto-self-destruct.

Blockchain Technology

We currently have a decentralized messaging platform under development that will be powered by a decentralized global messaging system, distributed ledger and a distributed storage system. Currently in development, we intend to build the DatChat platform on our micro-blockchain technology. The platform will allow for immutable and ephemeral chains, content delivery and third party application development.

Currently under development, our “micro” blockchain system currently will be permissioned, private, and controlled. A “micro” blockchain permanently deletes itself when it has outlived its usefulness or utility. Our digital rights management tools can give chains a “life,” or control it by reaching consensus within the chain. This will allow users to prevent a message from being forwarded after it is received by the initial recipient, and also allows chains to be permanently erased by the originator

Email and messaging are two of the most widely used and oldest internet applications, and we believe that they are both in desperate need of an interface overhaul. Lacking any real privacy or control, we believe that email and messaging are potentially the greatest application of blockchain. One of the biggest threats to a user’s privacy comes from relying on others to protect our information. While most cyber-security companies are focused on keeping intruders out, DatChat is uniquely focused on developing cyber-security solutions for user’s both before and after a user selects “send” or “submit.”

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Marketing and Monetization

DatChat Messenger is currently offered for free at on Apple’s App Store and Google Play. Initial marketing is expected to consist of public relations, “cost-per-install” campaigns, social media marketing using the Facebook’s ad platform and other readily available advertising platforms.

We anticipate utilizing social influencers and additional public relations strategies to promote DatChat on a global basis, which also includes making DatChat Platform available for use in other languages.

We also anticipate adding in-app purchases such as user customization features, unique emoticons, stickers and long form video messages to monetize DatChat Messenger.

We anticipate monetizing DatChat with a subscription based service for small and medium size businesses. In the future, we may develop other mobile applications and services for consumers once our user base reaches a level at which we deem it to be economically feasible. No assurance can be given that new or future applications will be successfully developed by us, that they will accepted by users or that they will result in revenue to us.

Growth Strategy

We plan to grow both organically and through strategic acquisitions. Our growth strategy includes enhancing our products and services to grow our customer base and enter the global market. We plan to further increase our brand awareness and build trust with our users through increased public relations, social media, and advertising.

Our growth begins with improved products and new services. Improved products and new services will assist us in appealing to a large and diverse customer base. For example, our “Nuke” feature in DatChat Messenger provides critical functionality for users allowing them to erase an entire conversation on the message recipient’s phone, including messages the recipient had sent. We plan to create services tailored to corporate clients, which we believe will create a new market with businesses. We also plan to offer DatChat Messenger in versions compatible with languages other than English, allowing us to expand into the non-English speaking market.

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We believe there is significant opportunity to expand our relationship with existing customers by selling additional products and services such as mobility applications, secure business communication services, and secure social networking.

In addition to continuing to develop our solutions organically, we intend to evaluate strategic opportunities and anticipate that we will selectively pursue acquisitions of, and strategic investments, in businesses and technologies that will strengthen and expand the features and functionality of our solutions or provide access to new customers.

We intend to continue to leverage data and insights to personalize the product and customer care experiences of our customers as well as tailor our solutions and marketing efforts to each of our customer groups. We are constantly seeking to improve our website, marketing programs, and customer care to intelligently reflect where customers are in their lifecycle and identify their specific product needs. We intend to continue investing in our technology and data platforms to further enable our personalization efforts.

Additionally, we have also identified long-term opportunities in services other than messaging where we believe we can utilize our technology and resources. We intend to continue to introduce new applications, as well develop additional features and capabilities for DatChat Messenger and decentralized messaging and email platform.

On March 12, 2018, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among Spherix Incorporated, a Delaware corporation (“Spherix”), Spherix Merger Subsidiary Inc., a Nevada corporation and a wholly-owned Subsidiary of Spherix (“Merger Sub”), and Darin Myman, in his capacity as the representative from and after the effective time of the Merger (the “Effective Time”) for the stockholders of DatChat as of immediately prior to the Effective Time (the “Stockholder Representative”). We believe that the Merger may help use with future growth.

Employees

DatChat currently employs three (3) full time employees. None of DatChat’s employees are members of a union. In addition, DatChat utilizes one independent contractor for marketing.

Legal Proceedings

We are not currently involved in any litigation that we believe could have a materially adverse effect on our financial condition or results of operations. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of our Company, threatened against or affecting our Company, our Common Stock, or our officers or directors in their capacities as such, in which an adverse decision could have a material adverse effect.

Recent Developments

Merger with Spherix Incorporated

Pursuant to the Merger Agreement discussed above, and subject to the terms and conditions set forth therein, at the closing of the transactions contemplated by the Merger Agreement (the “Closing”), Merger Sub will merge with and into DatChat (the “Merger”), with DatChat continuing as the surviving corporation in the Merger. Subject to the terms and conditions set forth in the Merger Agreement, at the Effective Time: (i) all shares of capital stock of DatChat (the “DatChat Stock”) issued and outstanding immediately prior to the Effective Time will be converted into the right to receive the Stockholder Merger Consideration (as such term is defined in the Merger Agreement). The Company’s Current Report on Form 1-U, dated and filed on March 15, 2018, discusses, in full, the terms of the Merger and the Merger Agreement. Such Current Report is hereby incorporated by reference in its entirety.

Preferred Stock Returned to Treasury

On September 22, 2016, DatChat issued Darin Myman, DatChat’s Chief Executive Officer, one (1) share of Series A Preferred Stock, par value $0.0001 per share (“Series A Preferred”). Each share of the Series A Preferred had voting rights equal to (x) the total issued and outstanding Common Stock and preferred stock eligible to vote at the time of the respective vote divided by (y) forty nine one-hundredths (0.49) minus (z) the total issued and outstanding Common Stock and preferred stock eligible to vote at the time of the respective vote.

On March 12, 2018, the Company entered into a Return to Treasury Agreement with Mr. Myman, whereby Mr. Myman surrendered his single share of Series A Preferred in consideration for $100. The Company has not issued any new shares of Series A Preferred.

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RISK FACTORS

The Risk Factors set forth in our Offering Circular on Form 1-A are incorporated by reference into this Annual Report. In addition, the following risk factors in this Annual Report are intended to update the Risk Factors as set forth in our Offering Circular on Form 1-A. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer. In that case, the trading price of our shares of common stock could decline and you may lose all or part of your investment. See “Cautionary Note Regarding Forward Looking Statements” above for a discussion of forward-looking statements and the significance of such statements in the context of this Annual Report.

Risks Related to our Business and Industry

We have a limited operating history and have not yet generated any revenues.

Our limited operating history makes evaluating the business and future prospects difficult, and may increase the risk of your investment.  DatChat was incorporated in 2014, and since then there has been a limited amount of downloads of DatChat Messenger. To date, we have no revenues. Since inception through December 31, 2017 we have recorded net accumulated losses totaling $4,310,873. We intend, in the long term, to derive revenues from advertisement sales, technology licensing, and other forms of revenue. DatChat Messenger is available for download on certain mobile platforms and we are developing compatibility on with other platforms. We also continue to develop and refine functions of DatChat Messenger.

We may fail to develop new products, or may incur unexpected expenses or delays.

Although we currently have a fully developed application available for download, DatChat Messenger, we may need to develop various new technologies, products and product features and to remain competitive. Due to the risks inherent in developing new products and technologies — limited financing, loss of key personnel, and other factors — we may fail to develop these technologies and products, or may experience lengthy and costly delays in doing so. Although we are able to license some of our technologies in their current stage of development, we cannot assure that we will be able to develop new products or enhancements to our existing products in order to remain competitive.

Terms of subsequent financings may adversely impact your investment.

We may have to engage in common equity, debt, or preferred stock financing in the future.  Your rights and the value of your investment in the Common Stock could be reduced.  Interest on debt securities could increase costs and negatively impacts operating results.  Preferred stock could be issued in series from time to time with such designation, rights, preferences, and limitations as needed to raise capital.  The terms of preferred stock could be more advantageous to those investors than to the holders of Common Stock.  In addition, if we need to raise more equity capital from the sale of Common Stock, institutional or other investors may negotiate terms at least as, and possibly more, favorable than the terms of your investment.  Shares of Common Stock that we sell could be sold into any market which develops, which could adversely affect the market price.

We are dependent on our management to achieve our objectives, and our loss of, or inability to obtain, key personnel could delay or hinder implementation of our business and growth strategies, which could adversely affect the value of your investment.

Our success depends on the diligence, experience and skill of our Board of Directors (the “Board”) and officers, especially Mr. Darin Myman, our Chief Executive Officer and Chairman. The loss of Mr. Myman, any future director, or any other key person could harm our business, financial condition, cash flow, and results of operations. Any such event would likely result in a material adverse effect on your investment.

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We may face intense competition and expect competition to increase in the future, which could prohibit us from developing a customer base and generating revenue.

We are entering into the mobile application industry, specifically the mobile messaging market, which is already saturated with established companies. Many of these companies, including Apple Inc. (“Apple”), Alphabet Inc. (“Google”), and Facebook, Inc., already have an established market in our industry. Most of these companies have significantly greater financial and other resources than us and have been developing their products and services longer than we have been developing ours.

We do not offer any services other than DatChat Messenger, and we must establish our customer base. If we are unable to convince users to switch to DatChat Messenger for mobile messaging, or use DatChat Messenger in addition to other mobile messaging applications, our operations may be materially affected or cease altogether.

DatChat Messenger is based on new and unproved technologies and is subject to the risks of failure inherent in the development of new products and services.

Because DatChat Messenger is based on certain new technologies, it is subject to risks of failure that are particular to new technologies, including the possibility that:

●	DatChat Messenger may not gain market acceptance;
●	proprietary rights of third parties may preclude us from marketing a new product or service;
●	DatChat Messenger may not receive the exposure required to obtain new users; or
●	third parties may market superior products or services.

Major network failures could have an adverse effect on our business.

Our technology infrastructure is critical to the performance of DatChat Messenger and customer satisfaction. DatChat Messenger runs on a complex distributed system, or what is commonly known as cloud computing. Some elements of this system are operated by third-parties that we do not control and which would require significant time to replace. We expect this dependence on third parties to continue. Major equipment failures, natural disasters, including severe weather, terrorist acts, acts of war, cyber-attacks or other breaches of network or information technology security that affect third-party networks, communications switches, routers, microwave links, cell sites or other third-party equipment on which we rely, could cause major network failures and/or unusually high network traffic demands that could have a material adverse effect on our operations or our ability to provide service to our customers. These events could disrupt our operations, require significant resources to resolve, result in a loss of customers or impair our ability to attract new customers, which in turn could have a material adverse effect on our business, prospects, results of operations and financial condition. If we experience significant service interruptions, which could require significant resources to resolve, it could result in a loss of customers or impair our ability to attract new customers, which in turn could have a material adverse effect on our business, prospects, results of operations and financial condition. In addition, with the growth of wireless data services, enterprise data interfaces and Internet-based or Internet Protocol enabled applications, wireless networks and devices are exposed to a greater degree to third-party data or applications over which we have less direct control. As a result, the network infrastructure and information systems on which we rely, as well as our customers’ wireless devices, may be subject to a wider array of potential security risks, including viruses and other types of computer-based attacks, which could cause lapses in our service or adversely affect the ability of our customers to access our service. Such lapses could have a material adverse effect on our business, prospects, results of operations and financial condition.

If we are unable to maintain a good relationship with the markets where DatChat Messenger is distributed, our business will suffer.

Apple’s “App Store” is the primary distribution, marketing, promotion and payment platform for DatChat Messenger. Any deterioration in our relationship with Apple or any application market place we utilize in the future would harm our business and adversely affect the value of our stock.

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We are subject to Apple’s standard terms and conditions for application developers, which govern the promotion, distribution and operation of mobile applications on its platform. Our business would be harmed if:

●	Apple discontinues or limits access to its platform by us and other application developers;
●	Apple modifies its terms of service or other policies, including fees charged to, or other restrictions on, us or other application developers, or Apple changes how the personal information of its users is made available to application developers on their respective platforms or shared by users;
●	Apple establishes more favorable relationships with one or more of our competitors;
●	Apple limits our access to its application market place because DatChat Messenger provides mobile messaging services similar to Apple; or
●	Apple makes changes in its operating system or development platform that are incompatible with our technology.

We have benefited from Apple’s strong brand recognition and large user base. If Apple loses its market position or otherwise falls out of favor with mobile users, we would need to identify alternative channels for marketing, promoting and distributing DatChat Messenger, which would consume substantial resources and may not be effective. In addition, Apple has broad discretion to change their terms of service and other policies with respect to us and other developers, and those changes may be unfavorable to us. Any such changes in the future could significantly alter how DatChat Messenger users experience or interact within it, which may harm our business.

If third parties claim that we infringe their intellectual property, it may result in costly litigation.

We cannot assure you that third parties will not claim our current or future products or services infringe their intellectual property rights. Any such claims, with or without merit, could cause costly litigation that could consume significant management time. As the number of product and services offerings in the mobile application market increases and functionalities increasingly overlap, companies such as ours may become increasingly subject to infringement claims. Such claims also might require us to enter into royalty or license agreements. If required, we may not be able to obtain such royalty or license agreements, or obtain them on terms acceptable to us.

We may not be able to adequately protect our proprietary technology, and our competitors may be able to offer similar products and services which would harm our competitive position.

Our success depends upon our proprietary technology. We plan to rely primarily on copyright, service mark and trade secret laws, confidentiality procedures and contractual provisions to establish and protect our proprietary rights. Despite these precautions, third parties could copy or otherwise obtain and use our technology without authorization, or develop similar technology independently. We also pursue the registration of our domain names, trademarks, and service marks in the United States. We have also filed an application to register a patent. However, we cannot provide any assurance that this application or any future application will ultimately result in an issued patent or, if issued, that it will provide sufficient protections for our technology against competitors. We cannot assure you that the protection of our proprietary rights will be adequate or that our competitors will not independently develop similar technology, duplicate our products and services or design around any intellectual property rights we hold.

We may become subject to government regulation and legal uncertainties that could reduce demand for our products and services or increase the cost of doing business, thereby adversely affecting our financial results.

We are not currently subject to direct regulation by any domestic or foreign governmental agency, other than regulations applicable to businesses generally and laws or regulations directly applicable to Internet commerce. However, due to the increasing popularity and use of mobile applications, it is possible that a number of laws and regulations may become applicable to us or may be adopted in the future with respect to mobile applications covering issues such as:

●	user privacy;
●	taxation;
●	right to access personal data;
●	copyrights;
●	distribution; and
●	characteristics and quality of services

The applicability of existing laws governing issues such as property ownership, copyrights and other intellectual property issues, encryption, taxation, libel, export or import matters and personal privacy to mobile applications is uncertain. For example, laws relating to the liability of providers of online services for activities of their users and other third parties are currently being tested by a number of claims, including actions based on invasion of privacy and other torts, unfair competition, copyright and trademark infringement, and other theories based on the nature and content of the materials searched, the ads posted or the content provided by users. It is difficult to predict how existing laws will be applied to our business and the new laws to which we may become subject.

If we are not able to comply with these laws or regulations or if we become liable under these laws or regulations, we could be directly harmed, and we may be forced to implement new measures to reduce our exposure to this liability. This may require us to expend substantial resources or to modify our applications, which would harm our business, financial condition and results of operations. In addition, the increased attention focused upon liability issues as a result of lawsuits and legislative proposals could harm our reputation or otherwise impact the growth of our business. Any costs incurred as a result of this potential liability could harm our business and operating results.

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It is possible that a number of laws and regulations may be adopted or construed to apply to us in the United States and elsewhere that could restrict the mobile industry, including user privacy, advertising, taxation, content suitability, copyright, distribution and antitrust. Furthermore, the growth and development of electronic commerce and virtual goods may prompt calls for more stringent consumer protection laws that may impose additional burdens on companies such as ours conducting business through mobile devices. We anticipate that scrutiny and regulation of our industry will increase and we will be required to devote legal and other resources to addressing such regulation. Changes to these laws intended to address these issues, including some recently proposed changes, could create uncertainty in the marketplace. Such uncertainty could reduce demand for our services or increase the cost of doing business due to increased costs of litigation or increased service delivery costs.

The mobile application industry is subject to rapid technological change and, to compete, we must continually enhance DatChat Messenger.

We must continue to enhance and improve the performance, functionality and reliability of DatChat Messenger. The mobile application industry is characterized by rapid technological change, changes in user requirements and preferences, frequent new product and services introductions embodying new technologies and the emergence of new industry standards and practices that could render our product and services obsolete. We have discovered that some of our customers’ desire additional performance and functionality not currently offered by DatChat Messenger or by the underlying technology. Our success will depend, in part, on our ability to both internally develop leading technologies to enhance our application, develop new mobile applications and services that address the increasingly sophisticated and varied needs of our customers, and respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis. The development of our technology and other proprietary technology involves significant technical and business risks. We may fail to use new technologies effectively or to adapt our proprietary technology and systems to customer requirements or emerging industry standards. If we are unable to adapt to changing market conditions, customer requirements or emerging industry standards, we may not be able to create revenue and expand our business.

Defects in DatChat Messenger and the technology powering it may adversely affect our business.

Tools, code, subroutines and processes contained within DatChat Messenger may contain defects not yet discovered or contained in updates and new versions. Our introduction of new mobile applications or updates and new versions with defects or quality problems may result in adverse publicity, reduced downloads and use, product redevelopment costs, loss of or delay in market acceptance of our products or claims by customers or others against us. Such problems or claims may have a material and adverse effect on our business, prospects, financial condition and results of operations.

We could be harmed by improper disclosure or loss of sensitive or confidential data.

In connection with the operation of our business, we plan to process and transmit data. Unauthorized disclosure or loss of sensitive or confidential data may occur through a variety of methods. These include, but are not limited to, systems failure, employee negligence, fraud or misappropriation, or unauthorized access to or through our information systems, whether by our employees or third parties, including a cyberattack by computer programmers, hackers, members of organized crime and/or state-sponsored organizations, who may develop and deploy viruses, worms or other malicious software programs.

Such disclosure, loss or breach could harm our reputation and subject us to government sanctions and liability under laws and regulations that protect sensitive or personal data and confidential information, resulting in increased costs or loss of revenues. It is possible that security controls over sensitive or confidential data and other practices we and our third-party vendors follow may not prevent the improper access to, disclosure of, or loss of such information. The potential risk of security breaches and cyberattacks may increase as we introduce new services and offerings, such as mobile technology. Further, data privacy is subject to frequently changing rules and regulations, which sometimes conflict among the various jurisdictions in which we provide services. Any failure or perceived failure to successfully manage the collection, use, disclosure, or security of personal information or other privacy related matters, or any failure to comply with changing regulatory requirements in this area, could result in legal liability or impairment to our reputation in the marketplace.

A material breach in security relating to our information systems and regulation related to such breaches could adversely affect us.

Information security risks have generally increased in recent years, in part because of the proliferation of new technologies and the use of the Internet, and the increased sophistication and activity of organized crime, hackers, terrorists, activists, cybercriminals and other external parties, some of which may be linked to terrorist organizations or hostile foreign governments. Cybersecurity attacks are becoming more sophisticated and include malicious attempts to gain unauthorized access to data and other electronic security breaches that could lead to disruptions in critical systems, unauthorized release of confidential or otherwise protected information and corruption of data, substantially damaging our reputation. Our failure to prevent security breaches, or well-publicized security breaches affecting the internet in general, could significantly harm our reputation and business and financial results.

There currently is no public trading market for our securities and an active market may not develop or, if developed, be sustained.  If a public trading market does not develop, you may not be able to sell any of your securities.

There is currently no public trading market for our Common Stock, and an active market may not develop or be sustained.  If an active public trading market for our securities does not develop or is not sustained, it may be difficult or impossible for you to resell your shares at any price.  Even if a public market does develop, the market price could decline below the amount you paid for your shares.

The ability of a stockholder to recover all or any portion of such stockholder’s investment in the event of a dissolution or termination may be limited.

In the event of a dissolution or termination of the Company, the proceeds realized from the liquidation of the assets of the Company or such subsidiaries will be distributed among the stockholders, but only after the satisfaction of the claims of third-party creditors of the Company. The ability of a stockholder to recover all or any portion of such stockholder’s investment under such circumstances will, accordingly, depend on the amount of net proceeds realized from such liquidation and the amount of claims to be satisfied therefrom. There can be no assurance that the Company will recognize gains on such liquidation, nor is there any assurance that Common Stock holders will receive a distribution in such a case.

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Item 2. Management’s Discussion And Analysis Of Financial Condition And Results Of Operations

You should read the following discussion and analysis of our financial condition and results of our operations together with our financial statements and the notes thereto appearing elsewhere in this Annual Report on Form 1-K. This discussion contains forward-looking statements reflecting our current expectations, whose actual outcomes involve risks and uncertainties. Actual results and the timing of events may differ materially from those stated in or implied by these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors,” “Cautionary Statement regarding Forward-Looking Statements,” and elsewhere in this Annual Report. Please see the notes to our Financial Statements for information about our Significant Accounting Policies and Recent Accounting Pronouncements.

Summary of Results

RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2017

The following table summarizes the results of our operations for the year ended December 31, 2017.

DATCHAT, INC.

Statement of Operations

For the Year Ended December 31, 2017

REVENUE	$-

OPERATING EXPENSES
Compensation	187,953
Professional and consulting	2,000,672
General and administrative expenses	197,029
Loss from operations	2,385,654

OTHER EXPENSE
Interest expense	(115,499)

Total other expenses	(115,497)

Loss before income taxes	2,501,151

Income tax expense	-

NET LOSS	$2,501,151

Basic and diluted net loss per common share	$0.12

Basic and diluted weighted average common shares outstanding	21,624,825

Revenue

The Company did not generate any revenues during the year ended December 31, 2017 and we do not anticipate that we will generate revenue for the foreseeable future.

10

Cost of Goods Sold

The Company remains in developmental stage and, in conjunction with not having any operational revenue, it has incurred no Cost of Goods and Services Sold.

General and administrative expenses

General and administrative expenses for the year ended December 31, 2017 were $197,029. As reflected in the table below, general and administrative expenses primarily consisted of the following expense categories: marketing, advertising and promotion, amortization of software development cost, and rent expenses. The other general and administrative expenses primarily consisted of payments for travel, internet and other office expenses, none of which is significant individually.

Marketing, advertising and promotion	$55,541
Amortization of software development cost	53,764
Rent expense	31,869
Insurance	19,561
Other general and administrative expenses	36,294
Total general and administrative expenses	$197,029

Professional and consulting fees

During the year ended December 31, 2017, the Company reported professional and consulting fees of $2,000,672, which are principally comprised of the following items:

●	During the year ended December 31, 2017, the Company incurred $86,206 in audit and legal fees related to the Company’s annual audit of its financial statements for the year ended December 31, 2017, and legal fees resulting from work on the Company’s various regulatory and financing matters.

●	The Company incurred $1,911,049 of consulting fees primarily related to stock-based compensation expense from the issuance of 3,800,000 shares of common stock to consultants for sales, marketing, investor relation and other incidental services.

●	The remaining amounts attributed to professional fees incurred by the Company during the year ended December 31, 2017 are attributed to various types of professional fees, none of which is significant individually.

Compensation expenses

Compensation expenses to our three officers for the year ended December 31, 2017 were $187,953.

Other Expense

During the year ended December 31, 2017, the Company reported other expense of $115,497. Other expense includes interest expense of $25,500 and amortization of original issue discounts on notes payable and notes payable, related parties of $90,000.

At December 31, 2017, the aggregate outstanding balances on the Company’s borrowings was $86,800. The Company has classified these borrowings as notes payable of $10,000 and notes payable, related parties of $76,800.

Net Loss

For the foregoing reasons, the Company’s net loss for the year ended December 31, 2017, was $2,501,151.

11

RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2016

The following table summarizes the results of our operations for the fiscal year end December 31, 2016.

DATCHAT, INC.

Statement of Operations

For the Year Ended December 31, 2016

REVENUE	$-

OPERATING EXPENSES
Compensation	709,464
Professional and consulting	650,948
General and administrative expenses	178,297
Loss from operations	1,538,709

OTHER EXPENSE
Interest expense	(13,056)
Other income	5,000
Total other expenses	(8,037)

Loss before income taxes	1,546,746

Income tax expense	-

NET LOSS	$1,546,746

Basic and diluted net loss per common share	$0.09

Basic and diluted weighted average common shares outstanding	1,546,746

Revenue

The Company did not generate any revenues during the year ended December 31, 2016.

Cost of Goods Sold

For fiscal year ended December 31, 2016, the Company was in developmental stage and, in conjunction with not having any operational revenue, did not incur any Cost of Goods and Services Sold.

General and administrative expenses

General and administrative expenses for the year ended December 31, 2016 were $178,297. As reflected in the table below, general and administrative expenses primarily consisted of the following expense categories: marketing, advertising and promotion, amortization of software development cost, insurance and rent expenses. The other general and administrative expenses primarily consisted of payments for travel, internet and other office expenses, none of which is significant individually.

Marketing, advertising and promotion	$4,356
Amortization of software development cost	53,764
Rent expense	31,625
Insurance	41,875
Other general and administrative expenses	46,677
Total general and administrative expenses	$178,297

12

Professional and consulting fees

During the year ended December 31, 2016, the Company reported professional and consulting fees of $650,948, which are principally comprised of the following items:

●	During the year ended December 31, 2016, the Company incurred $50,705 in audit and legal fees related to the Company’s annual audit of its financial statements for the year ended December 31, 2016, and legal fees resulting from work on the Company’s various regulatory and financing matters.

●	The Company incurred $598,327 of consulting fees primarily related to stock-based compensation expense from the issuance of 3,000,000 shares of common stock to consultants for sales, marketing, investor relation, programming, and other incidental services.

●	The remaining amounts attributed to professional fees incurred by the Company during the year ended December 31, 2016 are attributed to various types of professional fees, none of which is significant individually.

Compensation expenses

Compensation expenses to our three officers for the year ended December 31, 2016 were $709,464. Included in compensation expenses was $420,000 primarily related to stock-based compensation expense from the issuance of 1 share of preferred stock to our CEO.

Other Expense

During the year ended December 31, 2016, the Company reported other expense of $8,037. Other expense includes interest expense of $13,056 on notes payable and notes payable, related parties.

At December 31, 2016, the aggregate outstanding balances on the Company’s borrowings was $66,000. The Company has classified these borrowings as notes payable of $10,000 and notes payable, related parties of $56,000.

Net Loss

For the foregoing reasons, the Company’s net loss for the year ended December 31, 2016, was $1,546,746.

Liquidity, Capital Resources and Plan of Operations

As of December 31, 2017, we had cash totaling approximately $43,000.

Going Concern Consideration

As reflected in the accompanying financial statements, the Company has no revenue generating operations and has a net loss since inception of approximately $4.3 million. In addition, there is a working capital deficiency of approximately $301,000 as of December 31, 2017. This raises substantial doubt about its ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company’s ability to raise additional capital and implement its business plan. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Management believes that actions presently being taken to obtain additional funding and implement its strategic plans provide the opportunity for the Company to continue as a going concern.

13

Net cash used in operating activities totaled approximately $362,000 and $515,000 for the years ended December 31, 2017 and 2016, respectively. Net loss for the years ended December 31, 2017 and 2016 totaled approximately $5,501,000 and $1,547,000. Stock based compensation expense for the years ended December 31, 2017 was approximately $1,859,000 and total amortization expense of $144,000. Total accounts payable and accrued expenses increased by approximately $130,000. Stock based compensation expense for the years ended December 31, 2016 was approximately $950,000 and total amortization expense of $54,000. Total accounts payable and accrued expenses increased by approximately $23,000.

Net cash provided by financing activities totaled approximately $316,000 and $603,000 for the years ended December 31, 2017 and 2016, respectively. During the years ended December 31, 2017, financing activities consisted of net proceeds of approximately 91,000 from the issuance of convertible and non-convertible notes payable and $27,000 of advances from a related party offset by $17,000 repayment of related party advances. During the years ended December 31, 2016, financing activities was primarily attributable to net proceeds from the sale of common stock, net of issuance cost of approximately $613,000, 18,000 from the issuance of non-convertible notes payable and $13,000 of advances from a related party offset by $21,000 repayment of related party advances.

Capital Expenditures

We do not have any contractual obligations for ongoing capital expenditures at this time. We do, however, purchase equipment and software necessary to conduct our operations on an as needed basis.

Off-Balance Sheet Arrangements

We did not have, during the periods presented, and we do not currently have, any off-balance sheet arrangements.

Quantitative and Qualitative Disclosures about Market Risk

In the ordinary course of our business, we are not exposed to market risk of the sort that may arise from changes in interest rates or foreign currency exchange rates, or that may otherwise arise from transactions in derivatives.

Recently Issued Accounting Pronouncements

Refer to the notes to the unaudited condensed financial statements.

Critical Accounting Policies

The discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of our financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Management believes the following critical accounting policies affect the significant judgments and estimates used in the preparation of the financial statements.

Use of estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses, and the related disclosures at the date of the financial statements and during the reporting period. Actual results could materially differ from these estimates. Significant estimates include the valuation of deferred tax assets, valuation of debt discount and the value of stock-based compensation and fees.

14

Stock-based compensation

Stock-based compensation is accounted for based on the requirements of the Share-Based Payment Topic of ASC 718, “Compensation — Stock Compensation” (“ASC 718”), which requires recognition in the consolidated financial statements of the cost of employee and director services received in exchange for an award of equity instruments over the period the employee or director is required to perform the services in exchange for the award (presumptively, the vesting period). ASC 718 also requires measurement of the cost of employee and director services received in exchange for an award based on the grant-date fair value of the award.

Pursuant to ASC Topic 505-50, “Equity Based Payments to Non-employees”, for share-based payments to consultants and other third-parties, compensation expense is determined at the measurement date. The expense is recognized over the vesting period of the award. Until the measurement date is reached, the total amount of compensation expense remains uncertain. The Company initially records compensation expense based on the fair value of the award at the reporting date.

Software development costs

The Company develops software and applications which are being provided to customers for free in order to deliver revenue producing products. Software development costs include costs to develop software to be used to meet internal needs and applications used to deliver the Company’s services. The Company capitalizes development costs related to these software applications once the preliminary project stage is complete and it is probable that the project will be completed and the software will be used to perform the function intended. Capitalization ceases at the point the software project is substantially complete and ready for its intended use, and after all substantial testing is completed. Upgrades and enhancements are capitalized if it is probable that those expenditures will result in additional functionality. Amortization is provided for on a straight-line basis over the expected useful life of three years of the internal-use software development costs and related upgrades and enhancements. When existing software is replaced with new software, the unamortized costs of the old software are expensed when the new software is ready for its intended use.

Item 3. Directors and Officers

The following table sets forth information regarding our executive officers, directors and significant employees, including their ages as of the date of this Annual Report:

Name	Position	Age	Term of Office
Executive Officer
Darin Myman	Chief Executive Officer, Chief Financial Officer, and Director	53	1 year

Significant Employees
Peter Shelus	Chief Technology Officer	34	1 year
Jeffrey Albeck	Vice President of Development	34	1 year

Darin Myman, Age 53, Chief Executive Officer, Chief Financial Officer, and Director

Mr. Myman is a co-cofounder of DatChat and has served as DatChat’s Chief Executive Officer since January 1, 2016. Prior to DatChat Mr. Myman was a co-founder and Chief Executive Officer of Wally World Media, Inc. a public company. He also has served as the Chief Executive Officer and a member of PeopleString’s Board of Directors since PeopleString’s inception. Mr. Myman developed extensive Internet skills through a variety of positions. He has executive management and founder experience having served as a co-founder and Chief Executive Officer of BigString Corporation, a publicly traded company, since October 2005. He also has corporate governance and board experience having served as a member of BigString’s Board of Directors since BigString’s inception. Prior to BigString, Mr. Myman was a co-founder and Chief Executive Officer of LiveInsurance.com, the first online insurance broker that pioneered the electronic storefront for large national insurance agencies. Prior to co-founding LiveInsurance.com, he served as a Vice President of the online brokerage services unit of Westminster Securities Corporation. Mr. Myman’s aforementioned experience and skills make him a valued advisor and highly qualified to serve as our Chief Executive Officer and Director.

15

Peter Shelus, Age 34, Chief Technology Officer

Mr. Shelus is a co-founder of DatChat and has served as the Company’s Chief Technology Officer since January 1, 2016. Mr. Shelus has over 10 years of ephemeral messaging and mobile video development experience. As a lead engineer for one of the first ephemeral messaging platforms “BigString”, Mr. Shelus has been a pioneer and thought leader ahead of his time in secure messaging having developed patented technology that became a cornerstone of self-destructing messaging. Mr. Shelus graduated from Rutgers University with honors and a degree in Computer Science.

Jeffrey Albeck, Age 34, Vice President of Development

Mr. Albeck is a co-founder of DatChat and has served as Vice President of Development since January 1, 2016. Mr. Albeck holds high expertise in website UI development, HTML5, CSS3, jQuery, and PHP. Additionally, he has extensive facebook and mobile UI development experience, having worked on such high profile projects such as Audible.com. Mr. Albeck graduated DeVry University with a degree in Computer Science and Graphic Design.

Family Relationships

There are no family relationships among any of our officers or directors.

Involvement in Certain Legal Proceedings

Except as disclosed below, to our knowledge, none of our current directors or executive officers has, during the past ten years:

●	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
●	had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;
●	been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;
●	been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;
●	been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or
●	been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Securities Exchange Act of 1934, as amended), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act of 1936, as amended), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Except as set forth in our discussion below in “Certain Relationships and Related Transactions,” none of our directors or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

We are not currently a party to any legal proceedings, the adverse outcome of which, individually or in the aggregate, we believe will have a material adverse effect on our business, financial condition or operating results.

16

EXECUTIVE COMPENSATION

The following table represents information, as of December 31, 2017, regarding the total compensation of our executive officers and director of the Company since inception:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Darin Myman	2017	$57,683	$0	$0	$0	$0	$0	$0	$57,683
Chief Executive Officer	2016	$90,450	$0	$420,000	$0	$0	$0	$0	$510,450

Peter Shelus	2017	$79,633	$0	$0	$0	$0	$0	$0	$79,633
Chief Technology Officer	2016	$117,648	$0	$0	$0	$0	$0	$0	$117,648

Director Compensation

Our sole director does not receive compensations for serving on the Board.

Item 4. Security Ownership of Management and Others in Certain Securityholders

Our authorized capital stock consists of 200,000,000 shares, of which 180,000,000 are shares of Common Stock, par value $0.0001 per share, and 20,000,000 are shares of preferred stock, par value $0.0001 per share.  As of April 27, 2018, there were 24,370,606 shares of our Common Stock issued and outstanding, all of which were fully paid, non-assessable and entitled to vote, and no shares of Series A Preferred issued and outstanding. Each share of our Common Stock entitles its holder to one vote on each matter submitted to the stockholders.

The following table sets forth information as of April 27, 2018, with respect to the beneficial ownership of our Common Stock by (i) each of our officers and directors, (ii) our officers and directors as a group and (iii) each person known by us to beneficially own ten percent (10%) or more of our outstanding Common Stock.

17

For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of Common Stock that such person has the right to acquire within 60 days of April 27, 2018. For purposes of computing the percentage of outstanding shares of our Common Stock held by each person or group of persons named below, any shares that such person or persons has the right to acquire within 60 days of April 27, 2018 is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership.

Name of Beneficial Holder(1)	Common Stock Beneficially Owned	Percentage of Ownership of Outstanding Common Stock(2)
10% Beneficial Shareholders
Robb Knie	3,500,000	14.4%

Officers and Directors
Darin Myman	3,500,250	14.4%
Peter Shelus	2,000,000	8.2%
Officers and Directors as a Group (2 persons)		22.6%

(1)	As of April 27, 2018 there were 24,370,606 shares of Common Stock, and no shares of Series A Preferred, issued and outstanding.

(2)	The address of each person is c/o DatChat, Inc., 65 Church Street, 2nd Floor, New Brunswick, NJ 08901 unless otherwise indicated herein.

Item 5. Interest of Management and Others in Certain Transactions

The Company was a participant in the following transactions with a member of our Board, an executive officer, a holder of more than 10% of our voting securities, or an immediate family member of any of the above individuals, in which the amount involved exceeded $1,201 for fiscal years ended December 31, 2017 and 2016 (the lesser of $120,000 and one percent of the average of the Company’s total assets at fiscal years ended December 31, 2017 and 2016):

On January 17, 2016, the Company entered into a promissory note agreement, providing for the issuance of a note in the principal amount of $5,000 to a principal stockholder of the Company. The note was due on December 26, 2016. The annual interest rate for the note was 10%. The Company repaid the note in full on March 7, 2016. Our CEO is an officer of the affiliated company.

In October 2016, the Company entered into a promissory note agreement, providing for the issuance of a note in the principal amount of $10,000 to a principal stockholder of the Company. The note was due on December 26, 2016. The annual interest rate for the note is 10%.

In October 2016, the Company entered into a promissory note agreement, providing for the issuance of a note in the principal amount of $2,500. The note was due on December 16, 2016. The annual interest rate for the note is 10%. The lender is the brother of the CEO of the Company.

The Company’s Chief Executive Officer, Mr. Darin Myman, from time to time, provided advances to the Company for working capital purposes. At December 31, 2017 and 2016, the Company had a payable to the Mr. Myman in amount of $9,976 and $0, respectively. These advances were short-term in nature and non-interest bearing. During the year ended December 31, 2016, Mr. Myman provided advances to the Company for working capital purposes for a total of $12,782 and the Company repaid a total of $21,042 of these advances (with such repayment including the balance of the Mr. Myman’s previous advances of $8,260 at December 31, 2015). During the year ended December 31, 2017, Mr. Myman provided advances to the Company for working capital purposes for a total of $26,818 and the Company repaid $16,842 of these advances.

The Company entered into a sublease agreement with an affiliated company on January 1, 2015. The term of the sublease agreement started on January 1, 2015 and ended on December 31, 2016. During fiscal 2016, the Company paid a monthly base rent of $2,275 plus a pro rata share of operating expenses. The base rent was subject to a monthly increase from $2,275 to $2,333 beginning on June 1, 2017. Mr. Myman, our Chief Executive Officer, is an officer of the affiliated company. In February 2017, the Company terminated such sublease agreement by entering into an amendment agreement with the lessor.

18

On February 28, 2017, the Company entered into a promissory note agreement, providing for the issuance of a note in the principal amount of $15,000 to a principal stockholder of the Company. The note was due on August 28, 2017. The annual interest rate for the note is 10%. At December 31, 2017, the outstanding principal balance of the note was $15,000. Mr. Myman, our Chief Executive Officer, is an officer of the affiliated company. This note is currently in default.

Item 6. Other Information

None.

Item 7. Financial Statements

The financial statements required by this Item 7 are included in this Annual Report following Item 8 hereof.

Item 8. EXHIBITS

Index to Exhibits

Item Number	Exhibit
2.1	Amended and Restated Articles of Incorporation *
2.2	Amended and Restated Bylaws *
2.3	Certificate of Designation of Series A Preferred Stock *
3.1	Form of Stock Certificate**
4.1	Form of Subscription Agreement**
6.1	Form of Master Services Agreement with FundAmerica, LLC and FundAmerica Stock Transfer***
6.2	Form of Technology Agreement with FundAmerica, LLC***
7.1	Agreement and Plan of Merger, by and among Spherix Incorporated, Spherix Merger Subsidiary Inc., DatChat, Inc. and Darin Myman****

*	Previously filed with the Company’s Offering Statement on Form 1-A on September 23, 2016.
**	Previously filed with the Company’s Amended Offering Statement on Form 1-A on January 12, 2017.
***	Previously filed with the Company’s Amended Offering Statement on Form 1-A on January 25, 2017.
****	Previously filed with the Company’s Current Report on Form 1-U, filed on March 15, 2018.

19

DATCHAT, INC.

FINANCIAL STATEMENTS

December 31, 2017 and 2016

DATCHAT, INC.

INDEX TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2017 and 2016

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of DatChat, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of DatChat, Inc. (the Company) as of December 31, 2017 and 2016, and the related statements of operations, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2017, and the related notes to the financial statements (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the years in the two year period ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred operating losses, has incurred negative cash flows from operations and has a working capital deficit. These and other factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plan regarding these matters is also described in Note 1 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ D. Brooks and Associates CPA’s, P.A.

D. Brooks and Associates CPA’s, P.A.

We have served as the Company’s auditor since 2016.

 Palm Beach Gardens, Florida

April 26, 2018

D. Brooks and Associates CPA’s, P.A. 4440 PGA Boulevard Suite 104, Palm Beach Gardens, FL 33410 – (561) 429-6225

F-2

DATCHAT, INC.

BALANCE SHEETS

	December 31,	December 31,
	2017	2016

ASSETS

CURRENT ASSETS:
Cash	$43,443	$89,240

Total Current Assets	43,443	89,240

OTHER ASSETS:
Software development costs, net	26,882	80,646

Total Assets	$70,325	$169,886

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
Accounts payable and accrued expenses	$156,839	$26,469
Convertible notes payable	91,000	-
Notes payable	10,000	10,000
Notes payable - related parties	76,800	56,000
Due to related party	9,976	-

Total Current Liabilities	344,615	92,469

Commitments and Contingencies - (Note 6)

STOCKHOLDERS' EQUITY (DEFICIT):
Preferred stock ($0.0001 par value; 20,000,000 shares authorized) Series A Preferred stock ($0.0001 Par Value; 1 Share Authorized; 1 and 0 shares issued and outstanding at December 31, 2017 and 2016, respectively)	-	-
Common stock ($0.0001 par value; 180,000,000 shares authorized;19,494,750 and 19,494,750 shares issued and outstanding at December 31, 2017 and 2016, respectively)	1,949	1,949
Common stock to be issued (4,258,205 and 350,000 shares, respectively)	426	35
Additional paid-in capital	7,626,708	1,986,821
Deferred stock compensation	(3,592,500)	(101,666)
Accumulated deficit	(4,310,873)	(1,809,722)

Total Stockholders' Equity (deficit)	(274,290)	77,417

Total Liabilities and Stockholders' Equity (deficit)	$70,325	$169,886

See accompanying notes to financial statements

F-3

DATCHAT, INC.

STATEMENTS OF OPERATIONS

	For the Year	For the Year
	Ended	Ended
	December 31, 2017	December 31, 2016

NET REVENUES	$-	$-

OPERATING EXPENSES:
Compensation	187,953	709,464
Professional and consulting	2,000,672	650,948
General and administrative	197,029	178,297

Total operating expenses	2,385,654	1,538,709

OTHER INCOME (EXPENSE)
Interest expense	(115,499)	(13,056)
Interest income	2	19
Other income	-	5,000

Total other income (expense), net	(115,497)	(8,037)

NET LOSS	$(2,501,151)	$(1,546,746)

NET LOSS PER COMMON SHARE:
Basic and diluted	$(0.12)	$(0.09)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic and diluted	21,624,825	17,646,166

See accompanying notes to financial statements.

F-4

DATCHAT, INC.

STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

  For the Years Ended December 31, 2017 and  2016

	Preferred Stock		Common Stock		Stock to be issued		Additional Paid-in	Deferred Stock	Accumulated	Total Stockholders' Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Compensation	Deficit	(Deficit)

Balance, December 31, 2015	-	$-	12,775,000	$1,278	$-	$-	$354,822	$-	$(262,976)	$93,124

Sale of common stock, net of offering costs of $1,250	-	-	3,719,750	371	350,000	35	612,299	-	-	612,705

Issuance of common stock for services	-	-	3,000,000	300	-	-	599,700	(101,666)		498,334

Issuance of preferred stock for services - related party	1	-	-	-	-	-	420,000	-		420,000

Net loss for the year ended December 31, 2016	-	-	-	-	-	-	-	-	(1,546,746)	(1,546,746)

Balance, December 31, 2016	1	-	19,494,750	1,949	350,000	35	1,986,821	(101,666)	(1,809,722)	77,417

Sale of common stock, net of offering costs of $1,132	-	-	-	-	108,205	11	215,267	-	-	215,278

Beneficial conversion in connection with issuance of convertible notes payable and warrants	-	-	-	-	-	-	75,000	-	-	75,000

Common stock to be issued for prepaid services	-	-	-	-	3,800,000	380	5,349,620	(3,490,834)	-	1,859,166

Net loss for the year ended December 31, 2017	-	-	-	-	-	-	-	-	(2,501,151)	(2,501,151)

Balance, December 31, 2017	1	$-	19,494,750	$1,949	$4,258,205	$426	$7,626,708	$(3,592,500)	$(4,310,873)	$(274,290)

See accompanying notes to financial statements.

F-5

DATCHAT, INC.

STATEMENTS OF CASH FLOWS

	For the Year	For the Year
	Ended	Ended
	December 31, 2017	December 31, 2016

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,501,151)	$(1,546,746)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of software development cost	53,764	53,764
Amortization of debt discount	90,000	-
Non-cash interest expense included in principal amount of notes	6,000	5,000
Stock-based compensation and fees	1,859,166	950,000
Changes in operating assets and liabilities:
Accounts payable and accrued expenses	130,370	22,848

NET CASH USED IN OPERATING ACTIVITIES	(361,851)	(515,134)

CASH FLOWS FROM FINANCING ACTIVITIES:
Advances from a related party	26,818	12,782
Payments on related party advances	(16,842)	(21,042)
Proceeds from notes payable	15,800	17,500
Proceeds from convertible notes payable	75,000	-
Repayment of notes payable	-	(19,000)
Proceeds from sale of common stock and common stock to be issued	215,278	612,705

NET CASH PROVIDED BY FINANCING ACTIVITIES	316,054	602,945

NET (DECREASE) INCREASE IN CASH	(45,797)	87,811

CASH - beginning of year	89,240	1,429

CASH - end of year	$43,443	$89,240

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for:
Interest	$10,000	$-
Income taxes	$-	$-

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Issuance of common stock for future services	$3,592,500	$101,666

See accompanying notes to financial statements.

F-6

DATCHAT, INC.

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2017

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

DatChat, Inc. (the “Company”) was incorporated in the State of Nevada on December 4, 2014 under the name of YssUp, Inc. On March 4, 2015, the Company’s corporate name was changed to Dat Chat, Inc. In August 2016, the Board of Directors of the Company approved to change the name of the Company from Dat Chat, Inc. to DatChat, Inc. The Company established a fiscal year end of December 31. The Company’s principal business is focused on its mobile messaging application that provides a traditional messaging platform, while providing users with complete privacy and control features for their sent messages. The Company’s mobile messaging application is called DatChat Messenger which is currently a free messaging application. Once the Company achieves critical mass of users, the Company will offer new features and will charge fees and generate revenues from the added features.

Basis of presentation and going concern

As reflected in the accompanying financial statements, the Company has a net loss and net cash used in operations of $2,501,151 and $361,851, respectively, for the year ended December 31, 2017.  Additionally the Company has an accumulated deficit of $4,310,873 at December 31, 2017 and has not generated revenues since inception. These circumstances cause substantial doubt about the Company’s ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company’s ability to further implement its business plan, raise capital, and generate revenues. Currently, management is seeking capital to implement its business plan.   Management believes that the actions presently being taken provide the opportunity for the Company to continue as a going concern. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Use of estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses, and the related disclosures at the date of the financial statements and during the reporting period. Actual results could materially differ from these estimates. Significant estimates include the valuation of deferred tax assets, valuation of debt discount and the value of stock-based compensation and fees.

Cash and cash equivalents

The Company considers all highly liquid debt instruments and other short-term investments with maturity of three months or less, when purchased, to be cash equivalents.  The Company maintains cash and cash equivalent balances at one financial institution that is insured by the Federal Deposit Insurance Corporation. The Company’s account at this institution is insured by the Federal Deposit Insurance Corporation ("FDIC") up to $250,000. As of December 31, 2017, the Company has not reached bank balances exceeding the FDIC insurance limit. To reduce its risk associated with the failure of such financial institution, the Company evaluates at least annually the rating of the financial institution in which it holds deposits.

Fair value measurements and fair value of financial instruments

The estimated fair value of certain financial instruments, including cash and accounts payable are carried at historical cost basis, which approximates their fair values because of the short-term nature of these instruments.

Revenue recognition

The Company will recognize revenue when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the purchase price is fixed or determinable and collectability is reasonably assured. The Company has not recognized any revenues since its inception.

F-7

DATCHAT, INC.

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2017

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Income taxes

The Company accounts for income taxes pursuant to the provision of Accounting Standards Codification (“ASC”) 740-10, “Accounting for Income Taxes” (“ASC 740-10”), which requires, among other things, an asset and liability approach to calculating deferred income taxes. The asset and liability approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. A valuation allowance is provided to offset any net deferred tax assets for which management believes it is more likely than not that the net deferred asset will not be realized.

The Company follows the provision of ASC 740-10 related to Accounting for Uncertain Income Tax Positions. When tax returns are filed, there may be uncertainty about the merits of positions taken or the amount of the position that would be ultimately sustained. In accordance with the guidance of ASC 740-10, the benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more likely than not recognition threshold are measured at the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefit associated with tax positions taken that exceed the amount measured as described above should be reflected as a liability for uncertain tax benefits in the accompanying balance sheet along with any associated interest and penalties that would be payable to the taxing authorities upon examination. The Company believes its tax positions are all more likely than not to be upheld upon examination. As such, the Company has not recorded a liability for uncertain tax benefits.

The Company has adopted ASC 740-10-25, “Definition of Settlement”, which provides guidance on how an entity should determine whether a tax position is effectively settled for the purpose of recognizing previously unrecognized tax benefits and provides that a tax position can be effectively settled upon the completion and examination by a taxing authority without being legally extinguished. For tax positions considered effectively settled, an entity would recognize the full amount of tax benefit, even if the tax position is not considered more likely than not to be sustained based solely on the basis of its technical merits and the statute of limitations remains open.  The federal and state income tax returns of the Company are subject to examination by the IRS and state taxing authorities, generally for three years after they are filed.

Stock-based compensation

Stock-based compensation is accounted for based on the requirements of the Share-Based Payment Topic of ASC 718, “Compensation — Stock Compensation” (“ASC 718”), which requires recognition in the consolidated financial statements of the cost of employee and director services received in exchange for an award of equity instruments over the period the employee or director is required to perform the services in exchange for the award (presumptively, the vesting period). ASC 718 also requires measurement of the cost of employee and director services received in exchange for an award based on the grant-date fair value of the award.

Pursuant to ASC Topic 505-50, “Equity Based Payments to Non-employees”, for share-based payments to consultants and other third-parties, compensation expense is determined at the measurement date. The expense is recognized over the vesting period of the award. Until the measurement date is reached, the total amount of compensation expense remains uncertain. The Company initially records compensation expense based on the fair value of the award at the reporting date.

Software development costs

The Company develops software and applications which are being provided to customers for free in order to deliver revenue producing products. Software development costs include costs to develop software to be used to meet internal needs and applications used to deliver the Company’s services. The Company capitalizes development costs related to these software applications once the preliminary project stage is complete and it is probable that the project will be completed and the software will be used to perform the function intended. Capitalization ceases at the point the software project is substantially complete and ready for its intended use, and after all substantial testing is completed.   Upgrades and enhancements are capitalized if it is probable that those expenditures will result in additional functionality.   Amortization is provided for on a straight-line basis over the expected useful life of three years of the internal-use software development costs and related upgrades and enhancements.   When existing software is replaced with new software, the unamortized costs of the old software are expensed when the new software is ready for its intended use. During fiscal year 2015, the Company capitalized software development cost of $161,292 during the application development stage.

F-8

DATCHAT, INC.

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2017

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

The Company released its application on July 8, 2015 and consequently, the Company incurred software developments expenses which consisted primarily of consulting fees and salaries for software programming services in the amount of $96,510 and $211,013 during the years ended December 31, 2017 and 2016, respectively.

Impairment of long-lived assets

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable, or at least annually. The Company recognizes an impairment loss when the sum of expected undiscounted future cash flows is less than the carrying amount of the asset. The amount of impairment is measured as the difference between the asset’s estimated fair value and its book value. The Company did not record any impairment losses during the year ended December 31, 2017 and 2016.

Basic and diluted net loss per share

Basic net loss per share is computed by dividing the net loss by the weighted average number of common shares during the period. Diluted net loss per share is computed using the weighted average number of common shares and potentially dilutive securities outstanding during the period.

The following were excluded from the computation of diluted shares outstanding as they would have had an anti-dilutive impact on the Company’s net loss. In periods where the Company has a net loss, all dilutive securities are excluded.

	December 31, 2017	December 31, 2016

Common stock equivalents:
Stock warrants	375,000	-
Convertible notes payable	455,000	-
Total	830,000	-

Recent accounting pronouncements

In January 2017, the Financial Accounting Standard Board’s (“FASB”) issued ASU 2017-04, “Intangibles – Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment”, which eliminates Step 2 from the goodwill impairment test. When an indication of impairment was identified after performing the first step of the goodwill impairment test, Step 2 required that an entity determine the fair value at the impairment testing date of its assets and liabilities (including unrecognized assets and liabilities) using the same procedure that would be required in determining the fair value of assets acquired and liabilities assumed in a business combination. Under the amendments in ASU No. 2017-04, an entity would perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying value. An entity would recognize an impairment charge for the amount by which the carrying value exceeds the reporting unit’s fair value. In addition, an entity must consider income tax effects from any tax deductible goodwill on the carrying amount of the reporting unit when measuring the goodwill impairment loss, if applicable. A public business entity that is a SEC filer should adopt the amendments in ASU No. 2017-04 for its annual, or any interim, good will impairment tests in fiscal years beginning after December 15, 2019. The Company does not believe the guidance will have a material impact on its consolidated financial statements.

In May 2017, the FASB issued ASU 2017-09, “Compensation - Stock Compensation”. The update provides guidance about which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting in ASC Topic 718. An entity shall account for the effects of a modification described in ASC paragraphs 718-20-35-3 through 35-9, unless all the following are met: (1) The fair value of the modified award is the same as the fair value of the original award immediately before the original award is modified; (2) The vesting conditions of the modified award are the same as the vesting conditions of the original award immediately before the original award is modified; and (3) The classification of the modified award as an equity instrument or a liability instrument is the same as the classification of the original award immediately before the original award is modified. The provisions of this update become effective for annual periods and interim periods within those annual periods beginning after December 15, 2017. The Company does not believe the guidance will have a material impact on its consolidated financial statements.

F-9

DATCHAT, INC.

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2017

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

In July 2017, the FASB issued ASU 2017-11 “Earnings Per Share (Topic 260)”. The amendments in the update change the classification of certain equity-linked financial instruments (or embedded features) with down round features. The amendments also clarify existing disclosure requirements for equity-classified instruments. For freestanding equity-classified financial instruments, the amendments require entities that present earnings per share (“EPS”) in accordance with Topic 260, Earnings Per Share, to recognize the effect of the down round feature when it is triggered. That effect is treated as a dividend and as a reduction of income available to common shareholders in basic EPS. Convertible instruments with embedded conversion options that have down round features would be subject to the specialized guidance for contingent beneficial conversion features (in Subtopic 470-20, Debt—Debt with Conversion and Other Options), including related EPS guidance (in Topic 260). For public business entities, the amendments in Part I of this update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. The Company adopted this pronouncement as of fiscal 2017.

Other accounting standards that have been issued or proposed by FASB that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption. The Company does not discuss recent pronouncements that are not anticipated to have an impact on or are unrelated to its financial condition, results of operations, cash flows or disclosures.

NOTE 2 – SOFTWARE DEVELOPMENT COSTS

Software development costs, net consisted of the following:

	Estimated life	December 31, 2017	December 31, 2016

Software development costs (see Note 1)	3 years	$161,292	$161,292
Less: Accumulated amortization		(134,410)	(80,646)
		$26,882	$80,646

Amortization expense was $53,764 for each of the years ended December 31, 2017 and 2016.

NOTE 3 – RELATED PARTY TRANSACTIONS

The Company’s officer, Mr. Darin Myman, from time to time, provided advances to the Company for working capital purposes. At December 31, 2017 and 2016, the Company had a payable to the officer of $9,976 and $0, respectively. These advances were short-term in nature and non-interest bearing. During the year ended December 31, 2016, Mr. Myman provided advances to the Company for working capital purposes for a total of $12,782 and the Company repaid $21,042 of these advances. During the year ended December 31, 2017, Mr. Myman provided advances to the Company for working capital purposes for a total of $26,818 and the Company repaid $16,842 of these advances.

On May 29, 2015, the Company entered into a promissory note agreement, providing for the issuance of a note in the principal amount of $30,000 to a principal stockholder of the Company. The note was due on July 29, 2015. The annual interest rate for the loan is 10%. The Company defaulted to repay the note when it was due. On February 25, 2016, the Company entered into an extension agreement with the lender to extend the maturity date of the note to December 31, 2016. In accordance to the extension agreement, the Company and the lender agree to increase the amount of the principal amount of the note by $5,000 as penalty for the Company’s failure to repay the note on July 29, 2015. In connection with the increase in principal amount of $5,000, the Company recorded non-cash interest expense of $5,000 on February 25, 2016. On October 25, 2017, the Company agreed to pay an additional $5,000 as penalty fee for the extension of maturity date to June 30, 2018. As of December 31, 2017 and 2016, the principal balance of this note was $40,000 and $35,000, respectively.

On June 26, 2015, the Company entered into a promissory note agreement, providing for the issuance of a promissory note in the principal amount of $15,000 to a principal stockholder of the Company. The note was due on December 26, 2016. The annual interest rate for the loan was 10%. The Company defaulted to repay the note as of the filing date of this report. At December 31, 2017 and 2016, the outstanding principal balance of the note was $15,000. This note is currently in default.

F-10

DATCHAT, INC.

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2017

NOTE 3 – RELATED PARTY TRANSACTIONS (continued)

On September 1, 2015, the Company entered into a promissory note agreement, providing for the issuance of a note in the principal amount of $7,500 to a principal stockholder of the Company. The note was due on December 26, 2016. The annual interest rate for the note was 10%. The Company repaid $4,000 on July 11, 2016 and as of December 31, 2017 and 2016, the principal balance of this note was $3,500. This note is currently in default.

On January 17, 2016, the Company entered into a promissory note agreement, providing for the issuance of a note in the principal amount of $5,000 to a principal stockholder of the Company. The note is due on December 26, 2016. The annual interest rate for the note is 10%. The Company repaid the note in full on March 7, 2016. The CEO of the Company is an officer of the affiliated company.

On October 31, 2016, the Company entered into a promissory note agreement, providing for the issuance of a note in the principal amount of $2,500 to a related party. The note was due on December 26, 2016. The annual interest rate for the note is 10%. At December 31, 2017 and 2016, the outstanding principal balance of the note was $2,500. This note is currently in default.

The Company entered into a sublease agreement with an affiliated company on January 1, 2015. The term of the sublease agreement started on January 1, 2015 and ended on December 31, 2016. During fiscal 2016, the Company paid a monthly base rent of $2,275 plus a pro rata share of operating expenses. The base rent was subject to a monthly increase from $2,275 to $2,333 beginning on June 1, 2017. The CEO of the Company is an officer of the affiliated company. In February 2017, the Company terminated such sublease agreement by entering into an amendment agreement with the lessor (see Note 6).

On February 28, 2017, the Company entered into a promissory note agreement, providing for the issuance of a note in the principal amount of $15,000 to a principal stockholder of the Company. The note was due on August 28, 2017. The annual interest rate for the note is 10%. At December 31, 2017, the outstanding principal balance of the note was $15,000. The CEO of the Company is an officer of the affiliated company. This note is currently in default.

On May 25, 2017, the Company entered into a promissory note agreement, providing for the issuance of a note in the principal amount of $800 to a related party. The note was due on December 31, 2017. The annual interest rate for the note is 10%. At December 31, 2017, the outstanding principal balance of the note was $800. This note is currently in default.

 NOTE 4 – CONVERTIBLE AND NON-CONVERTIBLE NOTES PAYABLE

Convertible notes payable consisted of the following:

	December 31, 2017	December 31, 2016
Convertible notes payable	$91,000	$-
Debt discount	-	-
Total convertible notes payable	$91,000	$-

On July 3, 2017, the Company issued a senior convertible promissory note to an unrelated party for a principal amount of $60,000. The senior convertible promissory note was due on November 3, 2017. The Company paid original issuance cost of $10,000 in connection with this note payable which was amortized over the term of the note. Any amount of principal on this note which is not paid when due shall bear a default interest at the rate of twenty percent (20%) per annum from the maturity date thereof until the same is paid. The note holder shall have the right from the date of issuance of this note to convert any outstanding unpaid principal amount and accrued interest into the Company’s common stock at a conversion price equal to $0.20 per share. The conversion price, however, is subject to full ratchet anti-dilution in the event that the Company issues any securities at a per share price lower than the conversion price then in effect. Additionally, in connection with the issuance of this note, the Company granted the note holder 250,000 5 year warrants to purchase shares of the Company’s common stock at an exercise price of $0.20 per share. On November 3, 2017, the Company entered into an extension agreement with this note holder to extend the maturity date of the note to December 28, 2017. In accordance to the extension agreement, the Company and the note holder agreed to pay $10,000 as penalty for the Company’s failure to repay the note in November 2017. Such $10,000 penalty was paid in November 2017. At December 31, 2017, the outstanding principal balance of the convertible note was $60,000. The Company fully paid this note in March 2018.

F-11

DATCHAT, INC.

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2017

NOTE 4 – CONVERTIBLE AND NON-CONVERTIBLE NOTES PAYABLE (continued)

On July 27, 2017, the Company issued a senior convertible promissory note to an unrelated party for a principal amount of $6,000. The senior convertible promissory note was due on November 3, 2017. The Company paid original issuance cost of $1,000 in connection with this note payable which was amortized over the term of the note. Any amount of principal on this note which is not paid when due shall bear a default interest at the rate of twenty percent (20%) per annum from the maturity date thereof until the same is paid. The note holder shall have the right from the date of issuance of this note to convert any outstanding unpaid principal amount and accrued interest into the Company’s common stock at a conversion price equal to $0.20 per share. The conversion price, however, is subject to full ratchet anti-dilution in the event that the Company issues any securities at a per share price lower than the conversion price then in effect. Additionally, in connection with the issuance of this note, the Company granted the note holder 25,000 5 year warrants to purchase shares of the Company’s common stock at an exercise price of $0.20 per share. On November 3, 2017, the Company entered into an extension agreement with this note holder to extend the maturity date of the note to December 28, 2017. In accordance to the extension agreement, the Company and the note holder agreed to pay $1,000 as penalty for the Company’s failure to repay the note in November 2017, thereby increasing the principal amount to $7,000 as of December 31, 2017. At December 31, 2017, the outstanding principal balance of the convertible note was $7,000. The Company fully paid this note in February 2018.

On August 10, 2017, the Company issued a senior convertible promissory note to an unrelated party for a principal amount of $24,000. The senior convertible promissory note was due on November 3, 2017. The Company paid original issuance cost of $4,000 in connection with this note payable which was amortized over the term of the note. Any amount of principal on this note which is not paid when due shall bear a default interest at the rate of twenty percent (20%) per annum from the maturity date thereof until the same is paid. The note holder shall have the right from the date of issuance of this note to convert any outstanding unpaid principal amount and accrued interest into the Company’s common stock at a conversion price equal to $0.20 per share. The conversion price, however, is subject to full ratchet anti-dilution in the event that the Company issues any securities at a per share price lower than the conversion price then in effect. Additionally, in connection with the issuance of this note, the Company granted the note holder 100,000 5 year warrants to purchase shares of the Company’s common stock at an exercise price of $0.20 per share. At December 31, 2017, the outstanding principal balance of the convertible note was $24,000.

The Company accounted for the warrants by using the relative fair value method. The total debt discount consisted of beneficial conversion feature and relative fair value of the warrants of approximately $75,000 using a Black-Scholes model with the following assumptions: stock price at valuation date of $2.00 based on recent sales price of common stock in a private placement during that time, exercise price of $0.20, dividend yield of zero, years to maturity of 5.00, a risk free rate of 1.93%, and expected volatility of 87% using volatilities of similar companies. The Company recorded amortization of debt discount and original issuance cost of $90,000 and $0 during the years ended December 31, 2017 and 2016, respectively, and has been included in interest expense. All debt discounts were fully amortized as of December 31, 2017.

Additionally, in accordance with ASU 2017-11, the down round feature relating to the conversion feature whereby the conversion price is subject to full ratchet anti-dilution in the event that the Company issues any securities at a per share price lower than the conversion price then in effect, such down round feature down is no longer classified as liabilities and embedded conversion options with down round features are no longer bifurcated. The Company shall recognize the value of the effect of a down round feature in an equity-classified freestanding financial instrument each time it is triggered.

Non-convertible notes payable consisted of the following:

	December 31, 2017	December 31, 2016
Notes payable – unrelated party	$10,000	$10,000
Notes payable – related party (see Note 3)	76,800	56,000
Total notes payable	$86,800	$66,000

On September 29, 2015, the Company entered into a promissory note agreement, providing for the issuance of a note in the principal amount of $10,000 to an unrelated party. The note was due on December 26, 2015. The annual interest rate for the note is 24%. On June 16, 2016, the Company entered into an extension agreement with the lender to extend the maturity date of the note to December 26, 2016. This note is currently in default. At December 31, 2017 and 2016, the outstanding principal balance of the note was $10,000.

As of December 31, 2017 and 2016, accrued interest related to these notes amounted to $20,791 and $11,476, respectively.

F-12

DATCHAT, INC.

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2017

NOTE 5 – STOCKHOLDERS’ EQUITY (DEFICIT)

Shares Authorized

In August 2016, the Board of Directors of the Company approved and authorized an amendment to its articles of incorporation to designate 20,000,000 shares of preferred stock. Consequently, the authorized capital stock consists of 200,000,000 shares, of which 180,000,000 are shares of common stock and 20,000,000 are shares of preferred stock.

Preferred stock

In August 2016, the Company designated 1 share of Series A Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”) and has a stated value equal to $1.00 as may be adjusted for any stock dividends, combinations or splits. Each one (1) share of the Series A Preferred Stock shall have voting rights equal to (x) the total issued and outstanding Common Stock eligible to vote at the time of the respective vote divided by (y) forty-nine one hundredths (0.49) minus (z) the total issued and outstanding Common Stock eligible to vote at the time of the respective vote. The Series A Preferred Stock does not convert into equity of the Company. The Series A Preferred Stock does not contain any redemption provision.

On August 19, 2016, the Company issued 1 share of its Series A Preferred Stock to the CEO of the Company for service provided. In connection with the issuance of super voting control preferred stock on August 19, 2016 (herein referred to as the “Valuation Date”), the Company assessed the fair value of the issued preferred stock issued to the CEO of the Company for purposes of determining the valuation as set forth in ASC 820–10–35–37 Fair Value in Financial Instruments. Based on an independent appraisal report which utilized the market approach to estimate fair values on the Valuation Date, and for the year ended December 31, 2016, the Company recorded stock-based compensation of $420,000. The preferred stock issued was valued based upon industry specific control premiums and the Company’s estimated equity value at the time of the transaction. The market approach was utilized to arrive at an indication of equity value based on recent transactions involving the Company’s common stock. The control premium for the Company was based on publicly traded companies or comparable entities which have been recently acquired in arm’s–length transactions. The Company estimated the control premium for the voting control of the preferred stock based on Computer Programming/Software industries at 11.15% as of August 19, 2016, based on comparable publicly traded data, adjusted for company-specific factors. The Company valued the share at the fair value of $420,000 and recorded stock-based compensation of $420,000 for the year ended December 31, 2016.

Common stock

Sale of Common Stock

In February 2016, the Company sold 1,500,000 shares of its common stock at $0.06667 per common share for proceeds of $100,005 to an unrelated party. Between January 2016 and June 2016, the Company sold 1,507,250 shares of its common stock at $0.20 per common share for gross proceeds of $301,450 and net proceeds of $300,200 after legal fees related to the private placement sale. During the period from July 1, 2016 through December 31, 2016, the Company sold 1,062,500 shares of its common stock at $0.20 per common share for proceeds of $212,500. In connection with these sale of stocks, there were 350,000 shares of common stock to be issued as of December 31, 2016.

Between September 2017 and December 2017, the Company sold 108,205 shares of its common stock at $2.00 per common share for gross proceeds of $216,410 and net proceeds of $215,278 after escrow fees related to the private placement sale. In connection with these sale of stocks, there were 108,205 shares of common stock to be issued as of December 31, 2017.

Common stock for services

On January 5, 2016, the Company entered into a one-year consulting agreement with a consultant who agreed to provide general business consulting services to the Company. The agreement expired on January 5, 2017. In accordance to this consulting agreement, the Company paid the consultant (i) 1,000,000 shares of the Company’s common stock; and (ii) cash compensation rate of $50 per hour on hours pre-authorized by the Company. On January 5, 2016, the Company issued 1,000,000 shares of its common stock to the consultant. The Company valued these common shares at the fair value of $200,000 or $0.20 per common share based on the sale of common stock in the recent private placement.

F-13

DATCHAT, INC.

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2017

NOTE 5 – STOCKHOLDERS’ EQUITY (continued)

On January 12, 2016, the Company entered into a six-month consulting agreement with a consultant who agreed to provide general business consulting services to the Company. The agreement expired on July 12, 2016. In accordance to this consulting agreement, the Company issued to the consultant 75,000 shares of the Company’s common stock. The Company valued these common shares at the fair value of $15,000 or $0.20 per common share based on the sale of common stock in the recent private placement.

On April 5, 2016, the Company entered into a one-year consulting agreement with a consultant who agreed to provide general business consulting services to the Company. The agreement expired on April 5, 2017. In accordance to this consulting agreement, the Company paid the consultant (i) 1,000,000 shares of the Company’s common stock; (ii) cash compensation rate of $50 per hour on hours pre-authorized by the Company. On April 8, 2016, the Company issued 1,000,000 shares of its common stock to the consultant. The Company valued these common shares at the fair value of $200,000 or $0.20 per common share based on the sale of common stock in the recent private placement.

On April 28, 2016, the Company entered into a legal consulting agreement with a firm who agreed to provide legal services to the Company. In accordance to this legal consulting agreement, the Company paid the consultant (i) fees for the Regulation A Offering services at a flat fee of $35,000 with a $10,000 retainer due upon execution of this agreement. The remainder of the flat fee shall be paid on the earlier of (a) the abandonment of the Regulation A Offering or (b) within 45 days of the effectiveness of the Offering Statement, (ii) 25,000 shares of restricted common stock upon the execution of the agreement, and (iii) $2,500 per month for legal services. On April 28, 2016, the Company issued 25,000 shares of its common stock to the legal firm. The Company valued these common shares at the fair value of $5,000 or $0.20 per common share based on the sale of common stock in the recent private placement.

On April 1, 2016, the Company entered into an advisory board agreement with an advisor who agreed to act as a member of the Company’s Advisory Board. In accordance to this advisory board agreement, the Company issued 500,000 shares of its common stock to the consultant. The Company valued these common shares at the fair value of $100,000 or $0.20 per common share based on the sale of common stock in the recent private placement.

On May 18, 2016, the Company entered into a one-year advisory board agreement with an advisor who agreed to act as a member of the Company’s Advisory Board. The agreement expired on May 18, 2017. In accordance to this advisory board agreement, the Company issued 200,000 shares of its common stock to the consultant. The Company valued these common shares at the fair value of $40,000 or $0.20 per common share based on the sale of common stock in the recent private placement.

On June 14, 2016, the Company entered into a one-year advisory board agreement with an advisor who agreed to act as a member of the Company’s Advisory Board. The agreement expired on June 14, 2017. In accordance to this advisory board agreement the Company issued 200,000 shares of its common stock to the consultant. The Company valued these common shares at the fair value of $40,000 or $0.20 per common share based on the sale of common stock in the recent private placement.

On February 7, 2017, the Company entered into a one-year consulting agreement with a consultant who has agreed to provide general business consulting services to the Company. The agreement expired on February 6, 2018. In accordance to this consulting agreement, the Company granted 200,000 shares of its common stock to the consultant. The Company valued these common shares at the fair value of $40,000 or $0.20 per common share based on the sale of common stock in the recent private placement.

On February 7, 2017, the Company entered into a one-year consulting agreement with a consultant who has agreed to provide general business consulting services to the Company. The agreement expired on February 6, 2018. In accordance to this consulting agreement, the Company granted 600,000 shares of its common stock to the consultant. The Company valued these common shares at the fair value of $120,000 or $0.20 per common share based on the sale of common stock in the recent private placement.

On February 7, 2017, the Company entered into a one-year consulting agreement with a consultant who has agreed to provide general business consulting services to the Company. The agreement expired on February 6, 2018. In accordance to this consulting agreement, the Company granted 250,000 shares of its common stock to the consultant. The Company valued these common shares at the fair value of $50,000 or $0.20 per common share based on the sale of common stock in the recent private placement.

F-14

DATCHAT, INC.

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2017

NOTE 5 – STOCKHOLDERS’ EQUITY (continued)

On June 15, 2017, the Company entered into a one-year consulting agreement with a consultant who has agreed to provide general business consulting services to the Company. The agreement expires on June 15, 2018. In accordance to this consulting agreement, the Company granted 200,000 shares of its common stock to the consultant. The Company valued these common shares at the fair value of $50,000 or $0.20 per common share based on the sale of common stock in the recent private placement.

On July 21, 2017, the Company entered into a one-year consulting agreement with a consultant who has agreed to provide general business consulting services to the Company. The agreement expires on July 21, 2018. In accordance to this consulting agreement, the Company granted 1,000,000 shares of its common stock to the consultant. The Company valued these common shares at the fair value of $2,000,000 or $2.00 per common share based on the sale of common stock in the recent private placement.

On August 3, 2017, the Company entered into a one-year consulting agreement with a consultant who has agreed to provide general business consulting services to the Company. The agreement expires on August 3, 2018. In accordance to this consulting agreement, the Company granted 50,000 shares of its common stock to the consultant. The Company valued these common shares at the fair value of $100,000 or $2.00 per common share based on the sale of common stock in the recent private placement.

On November 2, 2017, the Company entered into a one-year consulting agreement with a consultant who has agreed to provide general business consulting services to the Company. The agreement expires on November 2, 2018. In accordance to this consulting agreement, the Company granted 1,500,000 shares of its common stock to the consultant. The Company valued these common shares at the fair value of $3,000,000 or $2.00 per common share based on the sale of common stock in the recent private placement.

There were a total of 3,800,000 shares of common stock to be issued for prepaid services as of December 31, 2017. In connection with the issuance of these common stocks, the Company recorded stock-based compensation of $1,859,166 and $950,000 for the year ended December 31, 2017 and 2016, respectively, and deferred compensation of $3,592,500 and $101,666 as of December 31, 2017 and 2016, respectively. The deferred stock compensation will be amortized over the remaining corresponding service periods as services are received.

Common Stock Warrants

A summary of the Company’s outstanding stock warrants as of December 31, 2017 and changes during the period presented below:

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)
Balance at December 31, 2016	-	$-	-
Granted	375,000	0.20	5.00
Balance at December 31, 2017	375,000	$0.20	4.53
Warrants exercisable at December 31, 2017	375,000	$0.20	4.53
Weighted average fair value of warrants granted during the year ended December 31, 2017		$1.86

During fiscal year 2016, the Company did not have any warrants outstanding.

Between July 2017 to August 2017, in connection with the issuance of convertible notes ( see Note 4), the Company granted the note holders an aggregate of 375,000 5 year warrants to purchase shares of the Company’s common stock at an exercise price of $0.20 per share.

F-15

DATCHAT, INC.

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2017

NOTE 6 – COMMITMENTS AND CONTINGENCIES

The Company entered into a sublease agreement with an affiliated company on January 1, 2015. The term of the sublease agreement started on January 1, 2015 and ended on December 31, 2016.

The Company entered into an amended lease agreement in February 2017 and the expiration date of the lease is amended to be May 31, 2018. During fiscal 2016, the Company paid a monthly base rent of $2,217 plus a pro rata share of operating expenses. The base rent was subject to a monthly increase from $2,217 to $2,275 beginning on June 1, 2016 through May 31, 2017 and a monthly increase from $2,275 to $2,333 beginning on June 1, 2017 through May 31, 2018. The CEO of the Company is an officer of the affiliated company. Future minimum rental payments required under this operating lease are as follows:

Future minimum rental payments required under this operating lease are as follows:

	Total	1 year	Thereafter
Operating lease	$11,665	$11,665	$-
Total	$11,665	$11,665	$-

Rent expense was $31,869 and $31,625 for the year ended December 31, 2017 and 2016, respectively.

NOTE 7 – INCOME TAXES

The Company has incurred aggregate net operating losses of approximately $1,403,306 for income tax purposes as of December 31, 2017. The net operating loss carries forward for United States income taxes, which may be available to reduce future years’ taxable income. These carry forwards will expire, if not utilized, through 2037. Management believes that the realization of the benefits from these losses appears not more than likely due to the Company’s limited operating history and continuing losses for United States income tax purposes. Accordingly, the Company has provided a 100% valuation allowance on the deferred tax asset to reduce the asset to zero. Management will review this valuation allowance periodically and make adjustments as necessary.

On December 22, 2017, the Tax Cuts and Jobs Act (the “Act”) was signed into law. The Act decreases the U.S. corporate federal income tax rate from a maximum of 35% to a flat 21% effective January 1, 2018. The impact of the re-measurement on the Corporation’s net deferred tax asset, as of December 31, 2017, was an approximately $182,430 decrease in deferred tax assets, with a corresponding decrease in the Company’s valuation allowance, and no impact on income tax expense. The Act also includes a number of other provisions including, among others, the elimination of net operating loss carrybacks and limitations on the use of future losses, the repeal of the Alternative Minimum Tax regime and the repeal of the domestic production activities deduction. These provisions are not expected to have a material effect on the Corporation.

Given the significant complexity of the Act and anticipated additional implementation guidance from the Internal Revenue Service, further implications of the Act may be identified in future periods.

The items accounting for the difference between income taxes at the effective statutory rate and the provision for income taxes for the years ended December 31, 2017 and 2016 were as follows:

	Year Ended December 31, 2017	Year Ended December 31, 2016
Income tax benefit at U.S. statutory rate of 21% and 34%, respectively	$(525,242)	$(525,894)
Income tax benefit - State	(125,057)	(77,337)
Non-deductible expenses	506,783	370,500
Change in valuation allowance	143,516	232,731
Total provision for income tax	$-	$-

F-16

DATCHAT, INC.

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2017

NOTE 7 – INCOME TAXES (continued)

The Company’s approximate net deferred tax asset at December 31, 2017 and 2016 was as follows:

Deferred Tax Asset:	December 31, 2017	December 31, 2016
Net operating loss carryforward	$364,859	$332,015
Valuation allowance	(364,859)	(332,015)
Net deferred tax asset	$-	$-

The Company provided a valuation allowance equal to the deferred income tax asset for the year ended December 31, 2017 and 2016 because it was not known whether future taxable income will be sufficient to utilize the loss carryforward. The increase in the allowance was $32,844 in fiscal 2017.

Additionally, the future utilization of the net operating loss carryforward to offset future taxable income may be subject to an annual limitation as a result of ownership changes that could occur in the future. If necessary, the deferred tax assets will be reduced by any carryforward that expires prior to utilization as a result of such limitations, with a corresponding reduction of the valuation allowance.

The Company does not have any uncertain tax positions or events leading to uncertainty in a tax position. The Company’s 2015, 2016 and 2017 Corporate Income Tax Returns are subject to Internal Revenue Service examination.

NOTE 8 – SUBSEQUENT EVENTS

On January 8, 2018, the Company entered into one-year consulting agreements with two consultants who have agreed to provide general business consulting services to the Company. The agreement expires on January 8, 2019. In accordance to these consulting agreements, the Company shall pay the consultants an aggregate of 550,000 shares of the Company’s common stock. On January 8, 2018, the Company issued 550,000 shares of its common stock to the consultants. The Company valued these common shares at the fair value of $1,100,000 or $2.00 per common share based on the sale of common stock in the recent private placement.

On January 26, 2018, the Company issued a senior convertible promissory note to an unrelated party for a principal amount of $300,000. The senior convertible promissory note and all accrued interest are due on January 26, 2019. The Company paid issuance costs of $60,000 in connection with this note payable which is being amortized over the term of the note. Any amount of principal or interest on this note which is not paid when due shall bear interest at the rate of 18% per annum from the due date thereof until the same is paid. The note holder shall have the right from the date of issuance of this note to convert any outstanding unpaid principal amount and accrued interest into the Company’s common stock at a conversion price equal to $0.20 per share. The conversion price, however, is subject to full ratchet anti-dilution in the event that the Company issues any securities at a per share price lower than the conversion price then in effect. Additionally, in connection with the issuance of this note, the Company granted the note holder 1,500,000 5 year warrants to purchase shares of the Company’s common stock at an exercise price of $0.20 per share subject to applicable adjustments including full ratchet anti-dilution in the event that the Company issue any securities at a per share price lower than the exercise price then in effect.

Between January 2018 and March 2018, the Company received gross proceeds of approximately $175,000 from the sale of 87,651 shares of common stock or $2.00 per share to various investors.

Between January 2018 and March 2018, the Company fully paid the senior convertible note dated on July 3, 2017 for $60,000.

Between January 2018 and February 2018, the Company fully paid the senior convertible note dated on July 27, 2017 for $7,000.

On March, 12, 2018, the Company entered into an Agreement and Plan of Merger (the “Agreement”) with (i) Spherix Incorporated (the “Purchaser”), (ii) Spherix Merger Subsidiary, a wholly owned subsidiary of the Purchaser (the “Merger Sub”), and (iii) Darin Myman, the CEO of the Company, whereby the parties intend to effect the merger of the Merger Sub with and into the Company, with the Company continuing as the surviving entity. The parties shall cause the merger to be consummated subject to the terms and conditions as defined in the Agreement. As consideration for the merger, the Purchaser shall deliver to the Company’s stockholders an aggregate of 46,153,846 shares of the Purchaser common stock. Each stockholder of the Company shall receive its pro rata share of the merger consideration based on the number of shares of the Company’s common stock owned by such Company’s stockholder over the total number of shares of the Company’s common stock, including any shares of the Company’s Preferred Stock calculated on as-converted basis, immediately prior to the effective time of the merger. Currently, the Agreement has not closed yet.

F-17

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this Annual Report on Form 1-K to be signed on its behalf by the undersigned, thereunto duly authorized.

DATCHAT, INC.

By:	/s/ Darin Myman
Name:	Darin Myman
Title:	Chief Executive Officer

Pursuant to the requirements of Regulation A, this Annual Report on Form 1-K has been signed below by the following persons on behalf of the issuer in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Darin Myman	Chief Executive Officer, Chief Financial Officer, and Director	April 27, 2018
Darin Myman	(Principal Executive Officer, Principal Financial Officer, and Principal Accounting Officer)

20